EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
December 8, 2015	fcooper@tollbrothersinc.com

TOLL BROTHERS REPORTS 4TH QTR AND FYE 2015 RESULTS

Horsham, PA, December 8, 2015 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for earnings, revenues, contracts, and backlog for its fourth quarter and fiscal year ended October 31, 2015.

Fourth Quarter Financial Highlights:

▪	FY 2015’s fourth-quarter net income was $147.2 million, or $0.80 per share diluted, compared to $131.5 million, or $0.71 per share diluted, in FY 2014’s fourth quarter.

▪
Pre-tax income was $217.5 million, compared to $188.5 million in FY 2014’s fourth quarter. Impacting FY 2015’s fourth-quarter pre-tax income, reported in cost of sales, were $4.4 million of inventory impairments and an $8.2 million net increase in reserves for warranty and litigation. FY 2014’s fourth-quarter pre-tax income included $10.8 million of inventory impairments and a $32.0 million net increase in reserves for warranty and litigation.

▪
Revenues of $1.44 billion and home building deliveries of 1,820 units rose 6% in dollars and 1% in units, compared to FY 2014’s fourth-quarter totals of $1.35 billion and 1,807 units. The average price of homes delivered was $790,000, compared to $724,000 in FY 2015’s third quarter and $747,000 in FY 2014’s fourth quarter.

▪
Net signed contracts of $1.25 billion and 1,437 units rose 29% in dollars and 12% in units, compared to FY 2014’s fourth-quarter totals of $970.8 million and 1,282 units. The average price of net signed contracts was $872,000, compared to $834,000 in FY 2015’s third quarter and $757,000 in FY 2014’s fourth quarter. On a per-community basis, FY 2015's fourth-quarter net signed contracts were 5.21 units, compared to fourth-quarter totals of 5.01 in FY 2014, 5.17 in FY 2013, 4.86 in FY 2012 and 3.04 in FY 2011.

▪	For the first five weeks of FY 2016, net signed contracts were up 21% in units compared to the same period in FY 2015.

▪
Backlog of $3.50 billion and 4,064 units increased 29% in dollars and 10% in units, compared to FY 2014’s fourth-quarter-end backlog of $2.72 billion and 3,679 units. The average price of homes in FY 2015’s fourth-quarter-end backlog was $862,000, compared to $829,000 at FY 2015’s third-quarter end and $739,000 at FY 2014’s fourth-quarter end.

▪	In FY 2015’s fourth quarter, the Company’s gross margin, excluding interest and impairments, was 26.0%, compared to 25.2% in FY 2015’s third quarter and 25.5% in FY 2014’s fourth quarter.

▪	Gross Margin, after interest, impairments, and net changes in reserves, was 22.3%, compared to 19.8% in FY 2015’s third quarter and 21.3% in FY 2014’s fourth quarter.

▪	SG&A as a percentage of revenue was 8.7%, compared to 8.9% in FY 2014’s fourth quarter

▪	Income from operations was 13.6% of revenue, compared to 12.4% in FY 2014’s fourth quarter.

▪	Other income and Income from unconsolidated entities totaled $21.6 million, compared to $20.8 million in the fourth quarter of FY 2014.

▪	The Company ended FY 2015 with 288 selling communities, compared to 267 at FY 2015’s third-quarter end, and 263 at FYE 2014. The Company expects similar growth in FY 2016.

▪	At FYE 2015, the Company had approximately 44,300 lots owned and optioned, compared to approximately 45,400 at FY 2015’s third-quarter end and approximately 47,200 one year ago.

▪	The Company ended FY 2015’s fourth quarter with a net debt-to-capital ratio(1) of 39.5%, compared to 40.6% at 2015’s third-quarter end and 41.1% at FY 2014’s fourth-quarter end.

▪
In addition to approximately $929.0 million of cash and marketable securities, the Company ended its fourth quarter with $566.1 million available under its $1.035 billion 15-bank revolving credit facility which matures in August 2018.

FY 2015 Financial Highlights

▪	In FY 2015, net income was $363.2 million, or $1.97 per share diluted, compared to FY 2014’s net income of $340.0 million, or $1.84 per share diluted.

▪
Pre-tax income was $535.6 million, compared to pre-tax income of $504.6 million in FY 2014. Impacting FY 2015’s pre-tax income, reported in cost of sales, were $35.7 million of inventory impairments and an $11.0 million net increase in reserves for warranty and litigation. FY 2014’s pre-tax income included $20.7 million of inventory impairments and a $24.0 million net increase in reserves for warranty and litigation.

▪	Revenues of $4.17 billion and home building deliveries of 5,525 units rose 7% in dollars and 2% in units, compared to FY 2014’s totals of $3.91 billion and 5,397 units.

▪	Net signed contracts of $4.96 billion and 5,910 units increased 27% in dollars and 12% in units, compared to net signed contracts of $3.90 billion and 5,271 units in FY 2014.

▪	Gross margin, excluding interest and impairments, was 25.9%, compared to 25.3% for FY 2014.

▪	Gross Margin, after interest, impairments, and net changes in reserves, was 21.6%, compared to 21.2% in FY 2014.

▪	SG&A as a percentage of revenue was 10.9% for FY 2015, compared to 10.9%, excluding $6.1 million of Shapell acquisition costs, for FY 2014.

▪	Income from operations was 10.7% of revenue for FY 2015, compared to 10.2% for FY 2014.

▪	Other income and Income from unconsolidated entities was $88.7 million, compared to $107.3 million in FY 2014.
Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “The housing market continues on a pace of steady growth and we are well-positioned to take advantage of this growth. On a compound average annual basis, our revenues, fiscal year-end backlog (in dollars) and contracts (in dollars) have grown 30%, 33% and 25%, respectively, since their recent respective lows in FY 2011, 2010 and 2009.
“FY 2015’s fourth quarter was our fifth consecutive quarter of year-over-year growth in contract units and dollars. The momentum has continued into FY 2016’s first quarter: Through the first five weeks of FY 2016, our contracts in units are up 21%, compared to FY 2015’s same period.
“We enter FY 2016 with a backlog up 29% in dollars and are experiencing a housing market in many regions that is healthier than a year ago. Therefore, we believe FY 2016 will be a year of strong growth in revenues and profit.
“The various initiatives we have pursued over the past several years to diversify the company, both geographically and by product mix, are yielding results. Our expansion in California, New York City and Texas, our entry into Seattle, the growth of our Apartment Living division, the geographic broadening of our active adult product, and our national brand should all contribute to our continued success.”
Martin P. Connor, Toll Brothers’ chief financial officer, stated: “Operating margin for FY 2015’s fourth quarter was 13.6%, compared to 12.4% a year ago and 8.5% in FY 2015’s third quarter.  Full FY 2015’s operating margin grew by 50 basis points and gross margin, after interest, impairments and net changes in reserves, improved 40 basis points, compared to FY 2014.
“As we look to FY 2016, subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance.  We believe we will produce home building revenues of between $4.5 billion and $5.6 billion in FY 2016 based on deliveries of between 5,600 and 6,600 homes at an average price of between $800,000 and $850,000 per home. We also expect JV and other income to be between $100 and $150 million.
“During FY 2015, we opportunistically bought back 1.67 million shares at an average price of $34.17. In our fourth quarter, we issued $350 million of 4.875%, 10-year senior notes as we position our balance sheet to support continued growth.”
Robert I. Toll, executive chairman, stated: “With nationwide housing starts signaling about 1.1 million in 2015, the industry still has a lot of runway ahead to reach even its average annual production volume of 1.6 million units dating back to 1970. According to the Federal Reserve, homeowner equity has doubled since the start of the housing recovery in 2011, and is now approaching pre-downturn levels. With the economy still improving and home equity growing, we believe our future should be bright.
“In 2015 we were named by Fortune magazine as The Most Admired Company in the Homebuilding Sector in a survey of over 4,100 executives, directors and security analysts. We were also named America’s Most Trusted Home Builder, based on a survey of 43,200 home shoppers in 27 markets from among 133 builders, conducted by Lifestory Research. These honors are a tribute to the tremendous effort of our entire team at Toll Brothers. As the year ends, we thank our colleagues for their dedication and hard work.”

Toll Brothers’ financial highlights for the fourth quarter and fiscal year ended October 31, 2015 (unaudited):

▪	FY 2015’s fourth-quarter net income was $147.2 million, or $0.80 per share diluted, compared to FY 2014’s fourth-quarter net income of $131.5 million, or $0.71 per share diluted.

▪
FY 2015’s fourth-quarter pre-tax income was $217.5 million, compared to FY 2014’s fourth-quarter pre-tax income of $188.5 million. FY 2015’s fourth-quarter results included pre-tax inventory impairments totaling $4.4 million ($4.3 million attributable to an operating community and $0.1 million attributable to future communities) and an $8.2 million net increase in reserves.  FY 2014’s fourth-quarter results included pre-tax inventory impairments of $10.8 million ($9.9 million attributable to an operating community and $0.9 million attributable to land controlled for future communities in cost of sales. FY 2014’s pre-tax income also included a $32.0 million increase in reserves for warranty and litigation in cost of sales.

▪	FY 2015’s net income was $363.2 million, or $1.97 per share diluted, compared to FY 2014’s net income of $340.0 million, or $1.84 per share diluted.

▪	FY 2015’s pre-tax income was $535.6 million, compared to FY 2014’s pre-tax income of $504.6 million.

▪
FY 2015’s fourth-quarter total revenues of $1.44 billion and 1,820 units increased 6% in dollars and 1% in units, compared to FY 2014’s fourth-quarter total revenues of $1.35 billion and 1,807 units. The average price of homes delivered was $790,000, compared to $724,000 in FY 2015’s third quarter and $747,000 in FY 2014’s fourth quarter.

▪	FY 2015’s total revenues of $4.17 billion and 5,525 units rose 7% in dollars and 2% in units, compared to FY 2014’s totals of $3.91 billion and 5,397 units.

▪
The Company’s FY 2015 fourth-quarter net signed contracts of $1.25 billion and 1,437 units rose 29% in dollars and 12% in units, compared to FY 2014’s fourth quarter totals of $970.8 million and 1,282 units. The average price of net signed contracts was $872,000, compared to $834,000 in FY 2015’s third quarter and $757,000 in FY 2014’s fourth quarter.

▪	On a per-community basis, FY 2015's fourth-quarter net signed contracts were 5.21 units, compared to fourth-quarter totals of 5.01 in FY 2014, 5.17 in FY 2013, 4.86 in FY 2012 and 3.04 in FY 2011.

▪	FY 2015 net signed contracts of $4.96 billion and 5,910 units increased 27% in dollars and 12% in units, compared to net signed contracts of $3.90 billion and 5,271 units in FY 2014.

▪
FY 2015’s fourth-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 5.5%, compared to 6.7% in FY 2014’s fourth quarter. As a percentage of beginning-quarter backlog, FY 2015’s fourth-quarter cancellation rate was 1.9%, compared to 2.2% in FY 2014’s fourth quarter.

▪
The Company ended FY 2015 with a backlog of approximately $3.50 billion and 4,064 units, an increase of 29% in dollars and 10% in units, compared to FY 2014’s year-end backlog of $2.72 billion and 3,679 units. The average price of homes in FY 2015’s fourth-quarter-end backlog was $862,000 compared to $829,000 at FY 2015’s third-quarter end and $739,000 at FY 2014’s fourth-quarter end.

▪	In FY 2015’s fourth quarter, the Company’s gross margin, excluding interest and impairments, was 26.0%, compared to 25.2% in FY 2015’s third quarter and 25.5% in FY 2014’s fourth quarter.

▪	Gross Margin, after interest, impairments, and net changes in reserves, was 22.3%, compared to 19.8% in FY 2015’s third quarter and 21.3% in FY 2014’s fourth quarter.

▪	For FY 2015, gross margin, excluding interest and impairments, was 25.9%, compared to 25.3% for FY 2014.

▪	Gross Margin, after interest, impairments, and net changes in reserves, was 21.6%, compared to 21.2% in FY 2014.

▪	Interest included in cost of sales was $48.0 million, or 3.3% of revenues in FY 2015’s fourth quarter, compared to $45.7 million, or 3.4% of revenue in FY 2014’s fourth quarter.

▪	Interest included in cost of sales was $142.9 million, or 3.4% of revenues, in FY 2015, compared to $137.5 million, or 3.5% of revenues, in FY 2014.

▪	SG&A as a percentage of revenue was 8.7% in FY 2015’s fourth quarter, compared to 8.9% in FY 2014’s fourth quarter.

▪	For FY 2015, SG&A as a percentage of revenue was 10.9%, compared to 10.9%, excluding $6.1 million of Shapell acquisition costs, for FY 2014.

▪	Income from operations of $195.9 million represented 13.6% of revenues in FY 2015’s fourth quarter, compared to $167.8 million and 12.4% of revenues in FY 2014’s fourth quarter.

▪	Income from operations of $446.9 million represented 10.7% of revenues in FY 2015, compared to $397.2 million and 10.2% of revenues in FY 2014.

▪	Other income and Income from unconsolidated entities in FY 2015’s fourth quarter totaled $21.6 million, compared to $20.8 million in FY 2014’s same quarter.

▪	Other income and Income from unconsolidated entities in FY 2015 totaled $88.7 million, compared to $107.3 million in FY 2014.

▪
In FY 2015’s fourth quarter, unconsolidated entities in which the Company had an interest delivered $17.2 million of homes, compared to $15.3 million in the fourth quarter of FY 2014. In FY 2015, unconsolidated entities in which the Company had an interest delivered $78.1 million of homes, compared to $54.9 million in FY 2014. The Company recorded its share of the results from these entities’ operations in “Income from Unconsolidated Entities” on the Company’s Statement of Operations.

▪
In FY 2015’s fourth quarter, unconsolidated entities in which the Company had an interest signed contracts for $74.6 million of homes, compared to $49.9 million in the fourth quarter of FY 2014. In FY 2015, unconsolidated entities in which the Company had an interest signed contracts of $260.2 million of homes, compared to $293.2 million in FY 2014.

▪	At October 31, 2015, unconsolidated entities in which the Company had an interest had a backlog of $466.6 million, compared to $284.4 million at October 31, 2014.

▪
In FY 2015’s fourth quarter and fiscal year, the Company’s Gibraltar Capital and Asset Management subsidiary reported pre-tax income of $6.5 million and $12.8 million respectively, compared to FY 2014’s fourth quarter and year results of $5.3 million and $16.3 million.

▪
The Company ended FY 2015 with $929.0 million of cash and marketable securities, compared to $404.8 million at 2015’s third-quarter end and $598.3 million at FYE 2014. At FYE 2015, the Company also had $566.1 million available under its $1.035 billion 15-bank credit facility, which matures in August 2018.

▪
During FY 2015, the Company repurchased 1.67 million shares of its common stock at an average price of $34.17 for a total purchase price of $56.9 million. At October 31, 2015, there were 174.8 million shares of common stock outstanding.

▪	In the fourth quarter of FY 2015, the Company issued $350 million of 4.875% 10-year senior notes.

▪	The Company’s Stockholders’ Equity at FYE 2015 was $4.22 billion, compared to $3.85 billion at FYE 2014.

▪	The Company ended FY 2015 with a net debt-to-capital ratio(1) of 39.5%, compared to 40.6% at FY 2015’s third-quarter end, and 41.1% at FYE 2014.

▪
The Company ended FY 2015 with approximately 44,300 lots owned and optioned, compared to 45,400 one quarter earlier, and 47,200 one year earlier. At FYE 2015, approximately 35,900 of these lots were owned, of which approximately 16,500 lots, including those in backlog, were substantially improved.

▪	In the fourth quarter of FY 2015, the Company spent approximately $267.4 million on land to purchase 1,878 lots, and for the full fiscal year, purchased 5,288 lots for $701 million.

▪	The Company ended FY 2015 with 288 selling communities, compared to 267 at FY 2015’s third-quarter end and 263 at FYE 2014. The Company expects similar growth in FY 2016.

▪
Based on FYE 2015’s backlog and the pace of activity at its communities, the Company expects to produce home building revenues of between $4.5 billion and $5.6 billion in FY 2016 based on deliveries of between 5,600 and 6,600 homes at an average price of between $800,000 and $850,000 per home.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders' equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 11:00 a.m. (EST) today, December 8, 2015, to discuss these results and its outlook for FY 2016. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

The call can be heard live with an online replay which will follow. MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.

Toll Brothers, Inc., A FORTUNE 1000 Company, is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington, as well as in the District of Columbia.

Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company purchases distressed loan and real estate asset portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management. The Company acquires and develops commercial and apartment properties through Toll Commercial and Toll Apartment Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living.

Toll Brothers was recently named as The Most Admired Home Building Company in Fortune magazine’s survey of the World’s Most Admired Companies for 2015. Toll Brothers was also named 2015 America’s Most Trusted Home Builder™ by Lifestory Research, an award which was based on a study of 43,200 new home shoppers in the nation’s top 27 housing markets. Toll Brothers was named 2014 Builder of the Year by Builder magazine, and is honored to have been awarded Builder of the Year in 2012 by Professional Builder magazine, making it the first two-time recipient.  Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (tollbrothers.com/investor_relations).

Forward Looking Statement
Information presented herein for the fourth quarter ended October 31, 2015 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; and market and industry trends.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; and weather conditions. For a more detailed discussion of these factors, see the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	October 31, 2015	October 31, 2014
	(Unaudited)
ASSETS
Cash and cash equivalents	$918,993	$586,315
Marketable securities	10,001	12,026
Restricted cash	16,795	18,342
Inventory	6,997,516	6,490,321
Property, construction and office equipment, net	136,755	143,010
Receivables, prepaid expenses and other assets	284,130	233,127
Mortgage loans held for sale	123,175	101,944
Customer deposits held in escrow	56,105	42,073
Investments in unconsolidated entities	412,860	447,078
Investments in foreclosed real estate and distressed loans	51,730	73,800
Deferred tax assets, net of valuation allowances	198,455	250,421
	$9,206,515	$8,398,457

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$1,000,439	$652,619
Senior notes	2,689,801	2,638,241
Mortgage company loan facility	100,000	90,281
Customer deposits	284,309	223,799
Accounts payable	236,953	225,347
Accrued expenses	608,066	581,477
Income taxes payable	58,868	125,996
Total liabilities	4,978,436	4,537,760

Equity:
Stockholders’ Equity
Common stock	1,779	1,779
Additional paid-in capital	728,125	712,162
Retained earnings	3,595,202	3,232,035
Treasury stock, at cost	(100,040)	(88,762)
Accumulated other comprehensive loss	(2,509)	(2,838)
Total stockholders' equity	4,222,557	3,854,376
Noncontrolling interest	5,522	6,321
Total equity	4,228,079	3,860,697
	$9,206,515	$8,398,457

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Twelve Months Ended October 31,		Three Months Ended October 31,
	2015	2014	2015	2014
Revenues	$4,171,248	$3,911,602	$1,437,202	$1,350,690

Cost of revenues	3,269,270	3,081,837	1,116,332	1,062,575
Selling, general and administrative expenses	455,108	432,516	124,934	120,345
	3,724,378	3,514,353	1,241,266	1,182,920

Income from operations	446,870	397,249	195,936	167,770
Other:
Income from unconsolidated entities	21,119	41,141	4,039	2,949
Other income - net	67,573	66,192	17,568	17,819
Income before income taxes	535,562	504,582	217,543	188,538
Income tax provision	172,395	164,550	70,380	57,014
Net income	$363,167	$340,032	$147,163	$131,524
Income per share:
Basic	$2.06	$1.91	$0.83	$0.74
Diluted	$1.97	$1.84	$0.80	$0.71
Weighted-average number of shares:
Basic	176,425	177,578	176,370	177,540
Diluted	184,703	185,875	184,736	185,669

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Twelve Months Ended October 31,		Three Months Ended October 31,
	2015	2014	2015	2014
Impairment charges recognized:
Cost of sales - land owned/controlled for future communities	$13,409	$3,123	$130	$925
Cost of sales - operating communities	22,300	17,555	4,300	9,855
	$35,709	$20,678	$4,430	$10,780

Depreciation and amortization	$23,557	$22,999	$5,890	$6,309
Interest incurred	$155,170	$163,815	$37,274	$40,548
Interest expense:
Charged to cost of sales	$142,947	$137,457	$48,005	$45,691
Charged to other income - net	3,843	5,394	1,048	3,518
	$146,790	$142,851	$49,053	$49,209

Home sites controlled:
Owned	35,872	36,243
Optioned	8,381	10,924
	44,253	47,167

Inventory at October 31, 2015 and October 31, 2014 consisted of the following (amounts in thousands):

	October 31, 2015	October 31, 2014
Land and land development costs	$2,476,008	$2,716,950
Construction in progress	3,977,542	3,292,056
Sample homes	349,481	264,219
Land deposits and costs of future development	173,879	200,495
Other	20,606	16,601
	$6,997,516	$6,490,321

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in five geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, Colorado, Nevada, and Washington

California:	California

	Three Months Ended October 31,
	Units		$ (Millions)		Average Price Per Unit $
	2015	2014	2015	2014	2015	2014
HOME BUILDING REVENUES
North	391	392	$239.0	$234.3	$611,300	$597,800
Mid-Atlantic	413	427	266.2	264.9	644,400	620,500
South	351	363	281.0	259.9	800,600	716,000
West	319	277	209.7	178.9	657,400	645,800
California	269	225	310.2	245.4	1,153,200	1,090,600
Traditional Home Building	1,743	1,684	1,306.1	1,183.4	749,300	702,700
City Living	77	123	131.1	167.3	1,702,800	1,359,900
Total consolidated	1,820	1,807	$1,437.2	$1,350.7	$789,700	$747,500

CONTRACTS
North	311	286	$219.7	$174.0	$706,400	$608,400
Mid-Atlantic	331	287	216.3	185.8	653,300	647,300
South	234	293	179.9	223.5	769,000	762,900
West	291	225	211.5	147.5	726,700	655,500
California	195	143	290.9	159.0	1,492,000	1,112,000
Traditional Home Building	1,362	1,234	1,118.3	889.8	821,100	721,100
City Living	75	48	134.6	81.0	1,794,300	1,686,500
Total consolidated	1,437	1,282	$1,252.9	$970.8	$871,900	$757,200

BACKLOG
North	890	878	$619.2	$564.6	$695,800	$643,100
Mid-Atlantic	811	830	518.9	519.5	639,900	625,900
South	824	963	669.2	723.2	812,100	751,000
West	816	589	573.5	392.6	702,800	666,600
California	609	275	897.8	304.6	1,474,200	1,107,600
Traditional Home Building	3,950	3,535	3,278.6	2,504.5	830,000	708,500
City Living	114	144	225.4	215.2	1,977,200	1,494,200
Total consolidated	4,064	3,679	$3,504.0	$2,719.7	$862,200	$739,200

	Twelve Months Ended October 31,
	Units		$ (Millions)		Average Price Per Unit $
	2015	2014	2015	2014	2015	2014
HOME BUILDING REVENUES
North	1,126	1,110	$702.2	$662.7	$623,600	$597,000
Mid-Atlantic	1,342	1,292	845.3	817.3	629,900	632,600
South	1,175	1,204	892.3	836.5	759,400	694,800
West	994	814	665.3	517.9	669,300	636,200
California	669	713	750.0	795.8	1,121,100	1,116,100
Traditional Home Building	5,306	5,133	3,855.1	3,630.2	726,600	707,200
City Living	219	264	316.1	281.4	1,443,400	1,065,900
Total consolidated	5,525	5,397	$4,171.2	$3,911.6	$755,000	$724,800

CONTRACTS
North	1,138	1,040	$756.8	$664.8	$665,000	$639,200
Mid-Atlantic	1,323	1,220	844.7	763.9	638,500	626,100
South	1,036	1,211	838.3	886.2	809,200	731,800
West	1,221	951	846.2	618.2	693,000	650,100
California	1,003	639	1,343.2	694.2	1,339,200	1,086,400
Traditional Home Building	5,721	5,061	4,629.2	3,627.3	809,200	716,700
City Living	189	210	326.4	269.2	1,727,000	1,281,900
Total consolidated	5,910	5,271	$4,955.6	$3,896.5	$838,500	$739,200

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and twelve-month periods ended October 31, 2015 and 2014, and for backlog at October 31, 2015 and 2014 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2015	2014	2015	2014	2015	2014
Three months ended October 31,
Revenues	21	21	$17.2	$15.3	$820,000	$730,400
Contracts	40	22	$74.6	$49.9	$1,865,300	$2,268,700

Twelve months ended October 31,
Revenues	96	70	$78.1	$54.9	$813,300	$784,600
Contracts	147	143	$260.2	$293.2	$1,770,100	$2,050,000

Backlog at October 31,	186	135	$466.6	$284.4	$2,508,500	$2,107,000